===================================              ----------------------------
             FORM 4                                      OMB APPROVAL
===================================              ----------------------------
|_| Check this box if no longer                   OMB Number       3235-0287
    subject to Section 16. Form 4                 Expires: September 30, 1998
    or Form 5 obligations may                     Estimated average burden
    continue. See Instruction 1(b).                 hours per response...0.5
===================================              ----------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant  to Section  16(a) of the  Securities  Exchange  Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

------------------------------------------   -------------------------------------------  ------------------------------------------
1. Name and Address of Reporting Person      2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person to
                                                                                             Issuer (Check all applicable)

   Finkelstein, Jerry                           News Communications, Inc. (NCOM)             __x__ Director   ___x___10% Owner
------------------------------------------   ------------------ ------------------------
(Last)    (First)        (Middle)            3. IRS or Social   4. Statement for             _____ Officer (give title below)
                                                Security Number      Month/Year
 10 East 40th Street, Suite 1308                of Reporting         July 1999               _____ Other (specify below)
------------------------------------------      Person          ------------------------
          (Street)                              (Voluntary)     5. If Amendment,               ---------------------------------
                                                                   Date of Original           7. Individual or Joint/Group Filing
 New York, New York     10016                                      (Month/Year)                   (Check Applicable Line)
------------------------------------------                                                   _x_ Form filed by One Reporting Person
(City)     (State)     (Zip)                                                                 ___ Form filed by More than One
                                                                                                 Reporting Person
                                             ------------------ ------------------------  ------------------------------------------

                                              Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
                           ---------------------------------------------------------------------------------------------------------
-------------------------- ---------- ------------ ----------------------------------- --------------- ------------- ---------------

1. Title of Security          2. Trans-  3. Trans-    4. Securities Acquired (A)          5. Amount of     6.Owner-     7. Nature of
   (Instr. 3)                 action     action       or Disposed of (D)                  Securities       ship         Indirect
                              Date       Code         (Instr. 3, 4 and 5)                 Beneficially     Form:        Beneficial
                                        (Instr. 8)                                        owned at         Direct       Ownership
                             (Month/                                                      End of Month     (D) or       (Instr. 4)
                              Day/                                                        (Instr. 3        Indirect
                              Year)                                                       and 4)           (I)
                                      ------------ ----------------------------------                      (Instr.4)
                                      ------ ----- ------------- ------ -------------
                                       Code    V     Amount      (A)or     Price
                                                                  (D)
-------------------------- ---------- ------ ----- ------------- ------ -------------- ---------------- ------------- --------------
-------------------------- ---------- ------ ----- ------------- ------ -------------- ---------------- ------------- --------------
Common Stock, $.01 par      7/28/99     J(1)        187,389       (1)      (1)            187,389             D
value
-------------------------- ---------- ------ ----- ------------- ------ -------------- ---------------- ------------- --------------
Common Stock, $.01 par                  J(2)         66,667       (2)      (2)              6,667            (2)          (2)
value
-------------------------- ---------- ------ ----- ------------- ------ -------------- ---------------- ------------- --------------
Common Stock, $.01 par                  J(3)          9,945       (3)      (3)              9,945            (3)          (3)
value
-------------------------- ---------- ------ ----- ------------- ------ -------------- ---------------- ------------- --------------




Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                SEC 1474 (7-96)
*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).


FORM 4 (continued)

Table II - Derivative  Securities  Acquired,  Disposed of, or  Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)

----------------- ---------- ------- ------- ----------------- ------------ ------------------ -------- ---------- ------- ---------
1.Title of Deri-  2.Conver-  3.Trans-4.Trans-5.Number of Deri- 6.Date Exer- 7.Title and Amount 8.Price  9.Number   10.Own- 11.Nature
vative Security   sion or    action  action  vative Securities cisable and  of Underlying Sec- of Deri- of Deri-   ership  of Bene-
(Instr. 3)        Exercise   Date    Code    Acquired (A) or   Expiration   urities            vative   vative     Form of ficial
                  Price of   (Month/ (Instr. Disposed of (D)   Date         (Instr. 3 and 4)   Security Securities Deriva- Indirect
                  Deriva-    Day/    8)      (Instr.3,4 and 5) (Month/Day                      (Instr.  Benefi-    tive    Ownership
                  tive       Year)                             Year)                           5)       cially     Securi  (Instr.
                  Security                                                                              Owned at   ty: Di-  4)
                                                                                                        End of     rect (D)
                                                                                                        Month      or In-
                                                                                                        (Instr. 4) direct
                                                                                                                   (I)
                                                                                                                   (Instr.
                                                                                                                   4)
                                     ------- ----------------- ------------- -----------------
                                     ---- -- -------- -------- ------ ------ ------- ---------
                                     Code  V    (A)     (D)    Date   Expir-  Title  Amount or
                                                               Exer-  ation          Number of
                                                               cis-   Date           Shares
                                                               able

----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------
Employee Stock
Option (right                                                  Immed-  7/28/ Common
to buy)             $2.25    7/28/99   A   V  200,000          iately  04    Stock   200,000                        D
----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------

                                                               Immed-  7/28/ Common
Stock Option        $2.25              P   V  100,000          iately  04    Stock   100,000             300,000    D
----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------
Employee Stock
Option (right                          D                       8/12/   8/12/ Common
to buy)             $7.875            (4)              50,000  94(5)   99    Stock    50,000                0       D
----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------
Employee Stock
Option (right                          D                       8/17/   8/17/ Common
to buy)             $7.875            (4)               3,333  94(6)   99    Stock     3,333                0       D
----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------
Employee Stock
Option (right                          D                       11/7/   11/7/ Common
to buy)             $6.00             (4)              16,667  94(7)   99    Stock    16,667                0       D
----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------
Employee Stock
Option (right                          D                       6/22/   6/22/ Common
to buy)             $6.00             (4)             116,667  95(8)   00    Stock   116,667                0       D
----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------
Employee Stock
Option (right                          D                       8/17/   8/17/ Common
to buy)             $8.063            (4)               3,333  95(9)   00    Stock     3,333                0       D
----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------
Employee Stock
Option (right                          D                       8/17/   8/17/ Common
to buy)             $4.875            (4)               3,333  96(10)  01    Stock     3,333                0       D
----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------
Employee Stock
Option (right                                                  8/12/   7/28/ Common
to buy)             $7.875             A   V   50,000          94      04(5) Stock    50,000                        D
----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------
Employee Stock
Option (right                                                  8/17/   7/28/ Common
to buy)             $7.875             A   V    3,333          94(6)   04(6) Stock     3,333              53,333    D
----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------
Employee Stock
Option (right                                                  11/7/   7/28/ Common
to buy)             $6.00              A   V   16,667          94      04(7) Stock    16,667                        D
----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------
Employee Stock
Option (right                                                  6/22/   7/28/ Common
to buy)             $6.00              A   V  116,667          95      04(8) Stock   116,667             133,334    D
----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------


----------------- ---------- ------- ------- ----------------- ------------ ------------------ -------- ---------- ------- ---------
1.Title of Deri-  2.Conver-  3.Trans-4.Trans-5.Number of Deri- 6.Date Exer- 7.Title and Amount 8.Price  9.Number   10.Own- 11.Nature
vative Security   sion or    action  action  vative Securities cisable and  of Underlying Sec- of Deri- of Deri-   ership  of Bene-
(Instr. 3)        Exercise   Date    Code    Acquired (A) or   Expiration   urities            vative   vative     Form of ficial
                  Price of   (Month/ (Instr. Disposed of (D)   Date         (Instr. 3 and 4)   Security Securities Deriva- Indirect
                  Deriva-    Day/    8)      (Instr.3,4 and 5) (Month/Day                      (Instr.  Benefi-    tive    Ownership
                  tive       Year)                             Year)                           5)       cially     Securi  (Instr.
                  Security                                                                              Owned at   ty: Di-  4)
                                                                                                        End of     rect (D)
                                                                                                        Month      or In-
                                                                                                        (Instr. 4) direct
                                                                                                                   (I)
                                                                                                                   (Instr.
                                                                                                                   4)
                                     ------- ----------------- ------------- -----------------
                                     ---- -- -------- -------- ------ ------ ------- ---------
                                     Code  V    (A)     (D)    Date   Expir-  Title  Amount or
                                                               Exer-  ation          Number of
                                                               cis-   Date           Shares
                                                               able

----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------
Employee Stock
Option (right                                                  8/17/   7/28/ Common
to buy)             $8.063             A   V    3,333          95      04(9) Stock     3,333               3,333    D
----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------
Employee Stock
Option (right                                                  8/17/   7/28/ Common
to buy)             $4.875             A   V    3,333          96      04(10)Stock     3,333               3,333    D
----------------- ---------- ------- -------- ------- -------- ------ ------ ------- --------- -------- ---------- ------- ---------

                                  Page 2 of 4


Explanation of Responses:

(1)  No acquisition or disposition occurred.  Mr. Finkelstein is filing this joint Form 4, because for Section 16 filing purposes, he became a 10% beneficial owner upon becoming a member of a group.  These shares are owned directly by Mr. Finkelstein.
(2)  These shares are owned directly by Shirley Finkelstein, Mr. Fineklstein's wife, and indirectly by Mr. Finkelstein.  No acquisition or disposition occurred.  Mrs. Finkelstein is filing this joint Form 4, because for Section 16 filing purposes, she became a 10% beneficial owner upon becoming a member of a group.
(3)  These shares are owned directly by The Jerry Finkelstein Foundation, Inc., of which Mr. Finkelstein is the sole director and
     President, and indirectly by Mr. Finkelstein.  No acquisition or disposition occured.  The Foundation is filing this joint
     Form 4, because for Section 16 filing purposes, it became a 10% beneficial owner upon becoming a member of a group.
(4)  Cancellation of option in connection with grant of replacement options.
(5)  The transaction involved the extension of the exerise period of the option from August 12, 1999 to July 28, 2004.
(6)  The transaction involved the extension of the exerise period of the option from August 17, 1999 to July 28, 2004.
(7)  The transaction involved the extension of the exerise period of the option from November 7, 1999 to July 28, 2004.
(8)  The transaction involved the extension of the exerise period of the option from June 22, 2000 to July 28, 2004.
(9)  The transaction involved the extension of the exerise period of the option from August 17, 2000 to July 28, 2004.
(10) The transaction involved the extension of the exerise period of the option from August 17, 2001 to July 28, 2004.



                      By: /s/ Jerry Finkelstein                8/6/99
                         ----------------------------          ------
                      **(Signature of Reporting Person)        Date


**Intentional  misstatements or omissions of facts  constitute  Federal
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection contained in this form are not required to respond unless the form displays valid OMB Number.

                            Joint Filer Information

Name:                    Shirley Finkelstein

Address:                 The Carlyle Hotel
                         35 East 76th Street
                         New York, NY  10021

Designated Filer:        Jerry Finkelstein

Issuer & Ticker Symbol:  News Communications, Inc. (NCOM)

Date of event requiring
Statement:               7/28/99

Signature:               /s/ Shirley Finkelstein
                         -----------------------

Name:                    The Jerry Finkelstein Foundation, Inc.

Address:                 10 East 40th Street, Suite 1308
                         New York, New York  10016

Designated Filer:        Jerry Finkelstein

Issuer & Ticker Symbol:  News Communications, Inc. (NCOM)

Date of event requiring
Statement:               7/28/99

Signature:               The Jerry Finkelstein Foundation, Inc.

                         By:  /s/ Jerry Finkelstein
                              ----------------------
                              Jerry Finkelstein

                                                       Page 4 of 4